UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                               -------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 1999



                                   LUCOR, INC.
              (Exact name of registrant as specified in its charter)



        FLORIDA                      0-25164                   65-0195259
(State or other jurisdiction       (Commission              (IRS Employer
     of incorporation)             File Number)            Identification No.)


790 Pershing Road, Raleigh, North Carolina                         27608
(Address of principal executive offices)                        (Zip code)


Registrant's telephone number, including area code:  919-828-9511

Item 2.  Acquisition or Disposition of Assets

     On December 16, 1999, Lucor, Inc. (the "Company") executed a Stock Purchase Agreement with Quick 10 Corporation ("Quick 10"). The Company has agreed to purchase for cash all of the outstanding stock of Quick 10 for a purchase price of approximately $18,000,000.

     The Company operated 196 "Jiffy Lube" service centers in eight different states comprising nine different geographic DMA's ("Designated Marketing Areas") as of December 16, 1999. Quick 10 operates 23 quick lube service centers in the Raleigh/Durham DMA and 4 quick lube service centers in the Greensboro and Winston Salem, North Carolina area under the brand name "Quick 10".

     The purchase price was funded primarily through funds borrowed through a series of loan and security agreements with Enterprise Mortgage Acceptance Company, LLC. The loans totaled $16.1 million and carry an interest rate of 9.79%. All but $1,248,000 is to be repaid in 180 months with the remaining amount repaid in 108 months. The remaining funds came from cash resources held by Quick 10.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired. The Registrant will file the required financial statements of the business acquired under cover of an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 60 days after the date on which this Current Report on Form 8-K was required to be filed.

     (b) Pro Forma Financial Information. The Registrant will file the required pro forma financial information under the cover of an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 60 days after the date on which this Current Report on Form 8-K was required to be filed.



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 3, 2000                Lucor, Inc.



                                       By: /s/ Kendall A. Carr
                                           ___________________________________
                                           Kendall A. Carr
                                           Chief Financial Officer